Exhibit 10.4

PHASE I DESIGN SERVICES AGREEMENT
BETWEEN OWNER AND CONTRACTOR/ENGINEER

This Agreement is made this 17th day of July, in the year 2006, by and between Northwest Iowa Renewable Energy LLC, OWNER and the CONTRACTOR BRATNEY COMPANIES, 3400 109TH Street, Des Moines, IA 50322 for Phase I Design Services in connection with the following project:
60 MM Gallon Per Year Biodiesel Plant
Previous Agreement
As of May 22, 2006, the Contractor and the Owner discussed that the project cost would be $46.6 MM (+10%/-10%) to the best of our knowledge prior to developing this Phase I Design Services Agreement.
Project Scope
The Contractor and the Owner enter into this Agreement to do Phase 1 Design Services for a Biodiesel facility with the following attributes:
▪	60 MM GPY capacity guaranteed based on 330 operating days/year.

▪	The facility will be capable of processing feeds of soybean oil, animal fat and corn oil. This facility will be equipped with units for feedstock blending, oil degumming, oil deacidification, esterification, transesterification, methanol recovery, glycerine concentration to 85%. The process target for the quality of the input oil into transesterification will be:
-	Target of 0.1 to 0.15% FFA

-	Target of 10-15 phosphorous content

-	Target of 500-1000 ppm moisture
▪	Enclosed process area building

▪	Utilities (steam, compressed air, treated water, cooling water, nitrogen, and electricity)

▪	Tank farm for raw materials, intermediate products, and final product storage

▪	Truck load/unloading racks

▪	Railcar load/unloading racks

▪	Control room, lab, and office areas

▪	Site paving

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▪	Site fencing

▪	Site weigh scale

▪	Site rail siding
The Owner is providing a site location to build the facility on. The Contractor is under the understanding the site has no inherent attributes that would impede the financial success or scheduled delivery of the facility. Any changes to this scope should be communicated to both parties and discussed immediately upon recognition.
ARTICLE 1
Contractor’s Responsibilities
The person or entity providing design services shall be referred to as the Contractor/Engineer. The Contractor/Engineer shall exercise reasonable skill and judgment in the performance of its services. Design services shall be performed under the direct supervision of design professionals retained by the Contractor/Engineer and/or furnished by the Contractor.
The Contractor/Engineer is responsible for the following Phase I Design Services:

	YES	NO
Project Cash Flow Projection for the project (with definition of payment terms)	X
Utility Equipment Details (sufficient to place equipment orders)	X
Site Lay-out Plan (with utilities, rail, road, building orientations)	X
Process Area Lay-out (equipment orientation by level in the structure)	X
Process Engineering Package (Material and Energy Balance)(utility consumption rates)	X
Process Information transfer to Owner’s Environmental Engineer	X
Design development of Process Building necessary for construction permits and construction bidding	X
Project Milestone Schedule and full project Scope defination	X
Determine Project Max Price	X
Design/Build Construction Contract Developed	X
Identifying Long Lead Time Equipment and Procurement Plan to procure equipment	X
Note: Phase 1 Design Services included in this scope of work may be classified as “preliminary” engineering in nature are a sub-set of all of the initial and detailed engineering that will be done during the course of completing the total Biodiesel plant. Later engineering work will complete all remaining Phase 1 (process engineering) and Phase 2 (detailed engineering) items (defined in later construction contract). These Phase 1 Design Services items above are aimed at initiating the project work and providing the owner with all information need to fully understand and permit the facility with state agencies.
Project Schedule. The schedule shall show the activities of the Owner and the Contractor necessary to meet the Owner’s completion requirements to extent possible.

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Firm Turnkey Project Proposal. A firm project price will be developed using project specific mass balance calculations, building and site requirements, utility availability and development, etc. If the proposal exceeds the Owner’s budget per Article 6, the Contractor shall make recommendations to the Owner. This proposal will be considered a Design-Build guaranteed maximum price.
ARTICLE 2
Ownership of Documents
All technology related documents generated under this Phase I Agreement shall remain the property of the Contractor. This includes notes, photos, memorandums, drawings generated as part of the scope of work described in Article 1. The ownership of technology specific information and/or information regarding the Connemann Process Patent will remain in ownership by the Contractor in the event the project is stopped during or after the duration of this work phase.
ARTICLE 3
Owner’s Responsibilities
The Owner shall provide to the Contractor all relevant information for the Project, including the Owner’s Program, which is an initial description of the Owner’s objectives, including budgetary and time criteria, space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site requirements.
The Owner shall review and timely approve schedules, estimates, schematic design documents and other documents that are provided under this Agreement.
If the Owner elects to proceed with the Project beyond the Phase I Design Services provided in this Agreement, the Owner and the Contractor shall enter into a Design-Build Construction Agreement.
If the Owner elects not to proceed with the Project, the Owner shall have no further obligation to the Contractor other than the payment of compensation as set forth in this Agreement.
The Owner shall provide the Contractor all known information regarding site and the site attributes that are needed to complete the project scope.

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ARTICLE 4
Contract Time
The services provided by the Contractor/Engineer under this Agreement will take 3-5 months to complete. All prudence will be exercised to move progress forward in all areas in an effort to shorten the delivery time for this phase of project work and that of the over-all project schedule, but not at the sacrifice of quality performance. Work will begin at the date of acceptance of this agreement by both parties.
ARTICLE 5
Compensation
The Owner shall compensate the Contractor/Engineer for Phase I Design Services performed under this Agreement on a time and material basis. The amount shall be a not to exceed amount of Four Hundred Thousand Dollars (400,000.00) due upon acceptance of this agreement. This sum will be credited to the turn-key project cost. This sum acts as a retainer for Contractor/Engineer to cross charge engineering time and materials during the course of work in this phase. Portions of this sum will be distributed to Westfalia Separator and Cimbria/Sket to confirm project delivery schedule and receive several deliverables required by this phase of engineering.
The Contractor/Engineer is fully expected to complete all Phase 1 deliverables.
The Contractor will maintain records of cash disbursed (to Westfalia Separator, Cimbria/Sket or other firms) and hours incurred by Bratney. The Contractor will publish a spending report monthly of to-date expenses and services against the project. At such point expenses and services value expended totals $400,000, and no construction contract is in place, a discussion between Owner and Contractor/Engineer will be held to agree on how future tasks necessary for project completion will be billed and payed.
After completion of this Phase 1 scope of work, a discussion will be held between Contractor/Engineer and Owner to design next steps of work on the project. Normally, this will be the signing of a turn-key construction contract to initiate field construction and start-up of the facility. If Phase 1 work is complete, and the Owner decides not to proceed with Contractor to a construction contract phase, a refund of unused retainer will be made to the owner.
Should the Owner request the Contractor/Engineer to cease work on this scope or other circumstance become apparent to dictate that the work should cease, a refund of the unused funds (based on monthly progress reporting to Owner) will be made to the Owner after discussion(s) and agreement by the Contractor/Engineer.

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ARTICLE 6
Basis of Discussion of Concerns
Should the Contractor identify any cost element that could prohibit later execution of the project at a spending level greater than $46.6 MM, this/these concerns will immediately be brought to the Owner’s attention for discussion. Areas of concern existing at this time are:
▪	Prevailing area labor rates (initial cost estimates are based on the merit shop hourly rates)

▪	Governing authority requirements of any environmental mitigation hardware other than that normally specified by Cimbria/Sket

▪	Any site attribute (soils, etc.) found not viable for use.
Article 7
Nondiscrimination/Sexual Harassment Clause
During the term of this agreement, the Contractor agrees as follows:
▪	In the hiring of any employee(s) for the manufacture of supplies, performance of work, or any other activity required under this scope of work, or any subcontract, the Contractor, subcontractor, or any person acting on behalf of the Contractor or subcontractor shall not, by reason of gender, race, creed, or color, discriminate against any citizen who is qualified and available to perform the work to which the employment relates.

▪	Neither the Contractor nor any subcontractor nor any person on their behalf shall in any manner discriminate against or intimidate any employee involved in the manufacture of supplies, the performance of work, or any other activity on account of gender, race, creed, or color.

▪	The Contractor and subcontractors shall establish and maintain a written sexual harassment policy and shall inform their employees of the policy. The policy must contain a notice that sexual harassment will not be tolerated and employees who practice it will be disciplined.

▪	The Contractor shall not discriminate by reason of gender, race, creed, or color against any subcontractor or supplier who is qualified to perform the work.

▪	The Contractor and each contractor shall furnish all necessary employment documents and records to and permit access to their books, records, and accounts for the purposes of investigation, to ascertain compliance with

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provisions of this Nondiscrimination/Sexual Harassment Clause.

▪	The Contractor shall include the provisions of this Non discrimination/Sexual Harassment Clause in every subcontract so that such provisions will be binding upon each subcontractor.
Article 8
Feedstock Risk Assessment
During Phase 1 Engineering, a Feedstock Risk Assessment activity will be completed as soon as possible. This assessment will be completed as an expense of Phase 1 engineering. This step is being made due to the influx of potential feedstock for Biodiesel production that is highly variable in quality.
The Owner will be asked to provide liquid samples of all feedstock types planned other than soybean oil. These samples must be considered representative and “typical” of the supply that will eventually be resourced to supply the operating Biodiesel facility.
The Contractor/Engineer will engage a third party testing laboratory to analyze these materials in detail. Properties such as wax content, free fatty acid content, phosphorous content, sulfur content, moisture level, unsaponifiables and other impurities will be measured.
A review session of the test results will be coordinated by the Contractor/Engineer with the Owner and the Owner’s representative if desired. Cimbria/SKET and Westfalia representatives will be involved in the data review also.
The test results will be reviewed and if concerns are raised regarding the viability of any feedstock to successfully produce in-specification Biodiesel using the Connemann Diesel process, any of several next steps may be completed. For example:
-	additional testing

-	repeat testing

-	pilot scale testing to produce Biodiesel for analysis and review

-	same or additional testing by another lab
These additional steps will be made at Contractor/Engineer expense. Additionally, technical adjustments may be possible to the processing steps and/or conditions of processing to mitigate the concerns and should be considered.
If concerns persist regarding the feedstock’s viability, Owner and Contractor/Engineer will discuss options such as removal of the feedstock from consideration in the supply of materials and from the project scope or in a worst case, cancellation of the project.

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If no concerns exist, the Phase 1 Engineering will continue as per planned content and schedule.
This Agreement is entered into as of the date set forth above.

ATTEST:	OWNER:

/s/ Mike J. Hohenstein	Northwest Iowa Renewable Energy

By:

/s/ John E. Lucken Print Title Chairman of the Board Of Directors

ATTEST:	CONTRACTOR:

Bratney Companies, Inc.

By: J. Paul Bratney

/s/ J. Paul Bratney Print Title Pres. & CEO

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